Exhibit 99.2

Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Appreciate Holdings Inc.

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

claurence@renterswarehouse.com

NOTICE OF SETTLEMENT AMOUNT

May 3, 2023

Ladies and Gentlemen:

Reference is made to (i) the Confirmation Re: OTC Equity Prepaid Forward Transaction, dated as of November 20, 2022 (as amended and supplemented from time to time, the “Confirmation”), by and among Appreciate Holdings Inc. (previously PropTech Investment Corporation II) (“Counterparty”), RW National Holdings, LLC, a Delaware limited liability company, and Vellar Opportunity Fund SPV LLC – Series 9 (“Seller”); (ii) the form of the ISDA 2002 Master Agreement incorporated by reference therein (the “Agreement”); (iii) the VWAP Trigger Event Notice dated April 25, 2023, which (a) described the occurrence of a VWAP Trigger Event and (b) designated a Valuation Date and a Maturity Date of April 25, 2023 and a Settlement Date of April 27, 2023 in connection therewith; and (iv) the Notice of Default and Early Termination dated May 3, 2023 (the “Notice of Default”) served by Seller on Counterparty in respect of the occurrence of an Event of Default under Section 5(a)(i) of the Agreement.

Defined terms used herein are used with the meaning assigned to such terms in the Agreement or Confirmation, as applicable.

The Notice of Default designated May 4, 2023 as the Early Termination Date in respect of all outstanding Transactions under the Agreement as a result of the Event of Default specified therein. Schedule A to this notice constitutes the statement required by Section 6(d)(i) of the Agreement of the calculations contemplated by Section 6(d) of the Agreement. Seller has made these calculations in accordance with the methodology set out in Section 6(e).

As stated in Schedule A, pursuant to Section 6(e)(i), Seller’s Close-out Amount consists of an amount provided, in the sole discretion of Counterparty, in either cash (as set forth in clause (a)) or Shares (as set forth in clause (b)) that is due to Seller pursuant to Section 6(d)(ii) of the Agreement.

(a)	In the case of cash, $6,000,000. Seller is entitled to the Maturity Cash Consideration, which is equal to the product of (i)(x) the Maximum Number of Shares less (y) the number of Terminated Shares and (ii) $2.00 in the event of a Registration Failure. In this case, the Maximum Number of Shares is 3,000,000 and the number of Terminated Shares is 0, and accordingly, the Maturity Cash Consideration equals $6,000,000.

(b)	In the case of Shares, if the Share Conditions are met, 5,144,901 newly issued Shares. Seller is entitled to a number of Shares equal to the Maturity Cash Consideration divided by the average daily VWAP Price over 30 scheduled trading days ending on the Maturity Date. In this case, the Maturity Cash Consideration is $6,000,000 and the applicable VWAP price is $0.75, and thus Seller is entitled to 8,045,556 total consideration Shares. The Seller may retain the existing 2,900,655 Number of Shares, which would be netted from the 8,045,556 Share consideration, amounting to 5,144,901 newly issued Shares to Seller. If the Counterparty cannot deliver Maturity Shares used to pay the Maturity Consideration that meet with Share Conditions, the Counterparty must issue an amount of Penalty Shares equal to the product of (a) three and (b) the Maximum Number of Shares minus the Terminated Shares. In this Instance Seller would be entitled to 9,000,000 Penalty Shares. The Seller may retain the existing 2,900,655 Number of Shares, which would be netted from the 9,000,000 Penalty Shares, amounting to 6,099,345 newly issued Shares to Seller. If the Penalty Shares satisfy the Share Conditions within 120 days after the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on date that such Shares satisfied the Share Conditions.

In addition, pursuant to Section 11 of the Agreement, Seller is entitled to reasonable out-of-pocket expenses incurred by Seller in connection with the enforcement and protection of its rights under the Confirmation and Agreement. These expenses amount to $250,000. The Seller will permit Counterparty to pay this amount, at the option of Counterparty, in cash or in newly issued Shares at the 30-day VWAP Price set forth in clause (b) above.

Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Please pay such amounts (i) in the case of Shares, deposited in an account designated by Seller maintained on the books of the transfer agent for the Shares; and (ii) in the case of cash, in immediately available funds via wire transfer payable to Seller to the following account:

Bank:	CIBC Bank USA
Address:	120 South LaSalle Street, Chicago, IL 60603
ABA#	0710-0648-6
SWIFT Code:	PVTBUS44
Favor of (“F/O”):	Vellar Opportunity Fund SPV LLC – Series 9
Account (“A/C”):	2599929

Seller hereby reserves all of its rights in respect of the Agreement whether arising under the Agreement, at law or otherwise (and for the avoidance of doubt this letter does not constitute a waiver of any such rights) including but not limited to the right to serve any further notice on Counterparty.

Please note that, with effect from (and including) the Early Termination Date, interest is due on this amount in accordance with section 6(d)(ii) of the Agreement.

This letter is governed by the laws of New York.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Settlement Amount to be executed by its duly authorized representative.

Very truly yours,
VELLAR OPPORTUNITY FUND SPV LLC – SERIES 9
By:
Name:	Solomon Cohen
Title:	Authorized Signatory

Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Schedule A